Exhibit 99.1

Jack in the Box Inc. Reports Second Quarter FY 2012 Earnings; Updates Guidance for FY 2012

SAN DIEGO--(BUSINESS WIRE)--May 16, 2012--Jack in the Box Inc. (NASDAQ: JACK) today reported net earnings of $21.6 million, or $0.48 per diluted share, for the second quarter ended April 15, 2012, compared with net earnings of $6.8 million, or $0.13 per diluted share, for the second quarter of fiscal 2011.

Operating earnings per share, a non-GAAP measure which the company defines as diluted earnings per share on a GAAP basis less gains from refranchising, were $0.27 per diluted share compared with $0.12 per diluted share in the prior year quarter. A reconciliation of non-GAAP measurements to GAAP results is attached to this release. Included in operating earnings per share were re-image incentive payments of $0.8 million, or approximately $0.01 per share in the second quarter of 2012 as compared to $1.4 million, or approximately $0.02 per share in the prior year quarter.

During fiscal 2012, the company has been engaged in a comprehensive review of its overhead structure, including evaluating opportunities for outsourcing, restructuring of certain functions and workforce reductions. As a result, restructuring charges of $1.5 million, or approximately $0.02 per share, were recorded during the quarter which relate primarily to severance costs for positions that were eliminated. These charges are included in “impairment and other charges, net” in the accompanying consolidated statement of earnings. The company expects to incur additional restructuring charges during fiscal 2012 relating to this review.

Gains from refranchising contributed approximately $0.21 per diluted share for the quarter as compared with approximately $0.01 per diluted share in the prior year quarter.

Increase (decrease) in same-store sales:

	12 Weeks Ended	12 Weeks Ended	28 Weeks Ended	28 Weeks Ended
	April 15, 2012	April 17, 2011	April 15, 2012	April 17, 2011
Jack in the Box®:
Company	5.6%	0.8%	5.5%	1.2%
Franchise	3.6%	(0.3%)	3.1%	0.4%
System	4.2%	0.1%	3.8%	0.7%
Qdoba®:
Company	3.8%	5.1%	3.7%	5.5%
Franchise	2.2%	6.4%	3.2%	6.5%
System	3.0%	6.0%	3.4%	6.2%

Linda A. Lang, chairman and chief executive officer, said, “Jack in the Box company same-store sales increased 5.6 percent in the second quarter, driven by a combination of traffic growth and an increase in average check. We believe these results have been largely driven by the investments we have made to enhance the entire guest experience at the Jack in the Box brand, including the substantial completion of our system-wide re-image program in January.

“Qdoba’s same-store sales in the second quarter increased 3.8 percent for company restaurants and 3.0 percent system-wide. Importantly, company restaurant operating margin at Qdoba improved substantially during the quarter,” Lang said.

Consolidated restaurant operating margin was 15.5 percent of sales in the second quarter of 2012, compared with 12.3 percent of sales in the year-ago quarter.

Food and packaging costs in the quarter were 80 basis points lower than prior year. The decrease resulted from the benefit of price increases and favorable product mix as well as a greater proportion of Qdoba company restaurants which combined to more than offset commodity inflation. Overall commodity costs were approximately 3 percent higher in the quarter, driven by higher costs for most commodities other than produce and poultry.

Payroll and employee benefits costs were 120 basis points lower than the year-ago quarter, reflecting the leverage from same-store sales increases and the benefits of refranchising. These decreases were offset by higher levels of incentive compensation.

Occupancy and other costs decreased 130 basis points in the second quarter due primarily to leverage from same-store sales increases and the benefits of refranchising. These decreases were partially offset by higher debit card fees, higher depreciation expense related to the Jack in the Box re-image program and higher rent expense as a percentage of sales due to the greater proportion of company-operated Qdoba restaurants versus the prior year.

SG&A expense for the second quarter increased by $1.9 million and was 10.8 percent of revenues as compared to 10.4 percent in the prior year quarter. The increase in SG&A was attributable primarily to higher incentive compensation accruals, increased G&A related to Qdoba growth, and higher pension and pre-opening costs which were partially offset by lower advertising and overhead costs resulting from the company’s refranchising strategy. Mark-to-market adjustments on investments supporting the company’s non-qualified retirement plans positively impacted SG&A by $1.1 million in the second quarter as compared to a positive impact of $1.3 million in last year’s second quarter, resulting in a year-over-year increase in SG&A of $0.2 million.

Gains on the sale of 37 company-operated Jack in the Box restaurants to franchisees totaled $14.1 million in the second quarter, or approximately $0.21 per diluted share, compared with $0.9 million, or approximately $0.01 per diluted share, in the year-ago quarter from the sale of 26 restaurants. For the second quarter of 2012 average gains were $380,000 per restaurant, and total proceeds related to refranchising were $20.7 million, or an average of $560,000 per restaurant.

Impairment and other charges increased in the quarter to $5.1 million from $4.5 million a year ago. This increase related primarily to restructuring charges of $1.5 million discussed above, the impairment of one underperforming Jack in the Box restaurant in 2012 and an increase in costs associated with closed restaurants. These increases were partially offset by a decrease in accelerated depreciation related to the company’s re-image program.

As previously disclosed, the company acquired 25 franchised Qdoba restaurants in two markets during the second quarter of 2012 for $33.0 million. These acquisitions are expected to be accretive to fiscal 2012 restaurant operating margin and earnings per share.

In November 2011, the company’s board of directors approved a new $100 million stock-buyback program that expires in November 2013. The company did not repurchase any shares of its common stock during the second quarter; and as of April 15, 2012, $100 million remains available under this authorization.

Restaurant openings

Seven new Jack in the Box restaurants opened in the second quarter, including 3 franchised locations, compared with 8 new restaurants opened system-wide during the same quarter last year, of which 6 were franchised.

In the second quarter, 8 Qdoba restaurants opened, including 6 franchised locations, versus 10 new restaurants in the year-ago quarter, of which 5 were franchised.

At April 15, 2012, the company’s system total comprised 2,242 Jack in the Box restaurants, including 1,641 franchised locations, and 605 Qdoba restaurants, including 316 franchised locations.

Guidance

The following guidance and underlying assumptions reflect the company’s current expectations for the third quarter ending July 8, 2012, and the fiscal year ending September 30, 2012. Fiscal 2012 is a 52-week year, with 16 weeks in the first quarter, and 12 weeks in each of the second, third and fourth quarters.

Third quarter fiscal year 2012 guidance

  Same-store sales are expected to increase approximately 3 to 4 percent at Jack in the Box company restaurants versus a 4.7 percent increase in the year-ago quarter.
  Same-store sales are expected to increase approximately 3 to 4 percent at Qdoba system restaurants versus a 5.1 percent increase in the year-ago quarter.

Fiscal year 2012 guidance

  Same-store sales are expected to increase approximately 3.5 to 4.5 percent at Jack in the Box company restaurants.
  Same-store sales are expected to increase approximately 3.5 to 4.5 percent at Qdoba system restaurants.
  Overall commodity costs are now expected to increase by approximately 3 to 4 percent for the full year, with lower inflation in the second half of the fiscal year.
  Restaurant operating margin for the full year is expected to be approximately 14.5 to 15.0 percent, depending on same-store sales and commodity inflation.
  30 to 35 new Jack in the Box restaurants are expected to open, including approximately 15 company locations.
  60 to 70 new Qdoba restaurants are expected to open, of which approximately 25 to 30 are expected to be company locations.
  The company expects to sell 80 to 120 Jack in the Box restaurants to franchisees with expected gains of $20 to $25 million and total proceeds of $40 to $50 million resulting from the sales.
  Capital expenditures are expected to be $85 to $95 million.
  SG&A is expected to be in the high-10 percent range with the increase from prior guidance due primarily to higher incentive compensation.
  Impairment and other charges are expected to be approximately 60 basis points, excluding additional restructuring charges in the third and fourth quarters.
  The tax rate is expected to be approximately 35 to 36 percent.
  Diluted earnings per share are expected to range from $1.28 to $1.50, excluding additional restructuring charges in the third and fourth quarters. Operating earnings per share, which the company defines as diluted earnings per share on a GAAP basis less gains from refranchising, are expected to range from $1.00 to $1.15 per diluted share, excluding additional restructuring charges in the third and fourth quarters. Gains from refranchising are expected to contribute $0.28 to $0.35 to diluted earnings per share, as compared to approximately $0.78 in fiscal 2011.
  Diluted earnings per share includes approximately $0.10 to $0.11 of re-image incentive payments to Jack in the Box franchisees in fiscal 2012 to complete the re-image program as compared to $0.11 in fiscal 2011.

Conference call

The company will host a conference call for financial analysts and investors on Thursday, May 17, 2012, beginning at 7:30 a.m. PT (10:30 a.m. ET). The conference call will be broadcast live over the Internet via the Jack in the Box website. To access the live call through the Internet, log onto the Investors section of the Jack in the Box Inc. website at http://investors.jackinthebox.com at least 15 minutes prior to the event in order to download and install any necessary audio software. A replay of the call will be available through the Jack in the Box Inc. corporate website for 21 days, beginning at approximately 10:30 a.m. PT on May 17.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 20 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 600 restaurants in 42 states and the District of Columbia. For more information on Jack in the Box and Qdoba, including franchising opportunities, visit www.jackinthebox.com or www.qdoba.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties. A variety of factors could cause the company’s actual results to differ materially from those expressed in the forward-looking statements, including the success of new products and marketing initiatives, the impact of competition, unemployment, trends in consumer spending patterns, commodity costs, the timing of sales of Jack in the Box restaurants to franchisees, and stock market volatility. These and other factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission which are available online at www.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

JACK IN THE BOX INC. AND SUBSIDIARIES RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS (Unaudited)

Operating earnings per share, a non-GAAP measure, is defined by the company as diluted earnings per share on a GAAP basis less gains from refranchising. Management believes this non-GAAP financial measure provides important supplemental information to assist investors in analyzing the performance of the company’s core business. In addition, the company uses operating earnings per share in establishing performance goals for purposes of executive compensation. The company encourages investors to rely upon its GAAP numbers, but includes this non-GAAP financial measure as a supplemental metric to assist investors. This non-GAAP financial measure should not be considered as a substitute for, or superior to, financial measures calculated in accordance with GAAP. In addition, this non-GAAP financial measure used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Below is a reconciliation of non-GAAP operating earnings per share to the most directly comparable GAAP measure, diluted earnings per share:

	12 Weeks Ended		28 Weeks Ended
	April 15,	April 17,	April 15,	April 17,
	2012	2011	2012	2011
Diluted earnings per share - GAAP	$0.48	$0.13	$0.75	$0.75
Less: Gains from refranchising	(0.21)	(0.01)	(0.22)	(0.36)
Operating earnings per share - Non-GAAP	$0.27	$0.12	$0.53	$0.39

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (In thousands, except per share data) (Unaudited)

	Quarter		Year-to-Date
	April 15,	April 17,	April 15,	April 17,
	2012	2011	2012	2011

Revenues:
Company restaurant sales	$290,803	$321,242	$654,905	$758,152
Distribution sales	140,146	121,362	334,940	268,049
Franchise revenues	75,681	62,531	169,500	143,652
	506,630	505,135	1,159,345	1,169,853
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging	94,910	107,275	217,017	249,130
Payroll and employee benefits	85,257	97,998	193,069	232,514
Occupancy and other	65,493	76,393	150,435	181,802
Total company restaurant costs	245,660	281,666	560,521	663,446
Distribution costs	140,146	121,837	334,940	269,178
Franchise costs	37,996	31,328	87,855	69,680
Selling, general and administrative expenses	54,497	52,619	120,214	119,504
Impairment and other charges, net	5,074	4,494	9,425	8,090
Gains on the sale of company-operated restaurants	(14,078)	(878)	(15,200)	(28,750)
	469,295	491,066	1,097,755	1,101,148

Earnings from operations	37,335	14,069	61,590	68,705

Interest expense, net	4,534	3,945	10,591	8,556

Earnings before income taxes	32,801	10,124	50,999	60,149

Income taxes	11,169	3,322	17,417	20,946

Net earnings	$21,632	$6,802	$33,582	$39,203

Net earnings per share:
Basic	$0.49	$0.14	$0.77	$0.76
Diluted	$0.48	$0.13	$0.75	$0.75

Weighted-average shares outstanding:
Basic	43,937	50,183	43,896	51,265
Diluted	44,911	50,984	44,775	52,069

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except per share data) (Unaudited)

	April 15,	October 2,
	2012	2011

ASSETS
Current assets:
Cash and cash equivalents	$11,308	$11,424
Accounts and other receivables, net	89,824	86,213
Inventories	33,718	38,931
Prepaid expenses	24,018	18,737
Deferred income taxes	44,914	45,520
Assets held for sale and leaseback	62,511	51,793
Other current assets	1,139	1,793
Total current assets	267,432	254,411

Property and equipment, at cost	1,527,637	1,518,799
Less accumulated depreciation and amortization	(694,032)	(663,373)
Property and equipment, net	833,605	855,426
Goodwill	134,503	105,872
Other assets, net	225,268	216,613
	$1,460,808	$1,432,322

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$21,849	$21,148
Accounts payable	67,131	94,348
Accrued liabilities	169,231	167,487
Total current liabilities	258,211	282,983

Long-term debt, net of current maturities	460,683	447,350

Other long-term liabilities	293,642	290,723

Deferred income taxes	5,310	5,310

Stockholders’ equity:
Preferred stock $0.01 par value, 15,000,000 shares authorized, none issued	-	-
Common stock $0.01 par value, 175,000,000 shares authorized, 75,280,508 and
74,992,487 issued, respectively	753	750
Capital in excess of par value	208,668	202,684
Retained earnings	1,096,602	1,063,020
Accumulated other comprehensive loss, net	(91,602)	(95,940)
Treasury stock, at cost, 31,072,631 and 30,746,099 shares, respectively	(771,459)	(764,558)
Total stockholders’ equity	442,962	405,956
	$1,460,808	$1,432,322

JACK IN THE BOX INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands) (Unaudited)

	Year-to-Date
	April 15,	April 17,
	2012	2011

Cash flows from operating activities:
Net earnings	$33,582	$39,203
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	51,874	51,817
Deferred finance cost amortization	1,431	1,350
Deferred income taxes	(2,560)	(4,965)
Share-based compensation expense	3,562	4,972
Pension and postretirement expense	14,372	12,840
Gains on cash surrender value of company-owned life insurance	(8,427)	(7,841)
Gains on the sale of company-operated restaurants	(15,200)	(28,750)
Losses on the disposition of property and equipment, net	2,858	5,424
Impairment charges	2,109	1,167
Changes in assets and liabilities, excluding acquisitions and dispositions:
Accounts and other receivables	(8,680)	(2,359)
Inventories	5,213	561
Prepaid expenses and other current assets	(4,627)	6,848
Accounts payable	(6,178)	(2,851)
Accrued liabilities	6,237	11,987
Pension and postretirement contributions	(6,573)	(2,472)
Other	595	(5,087)
Cash flows provided by operating activities	69,588	81,844

Cash flows from investing activities:
Purchases of property and equipment	(40,609)	(74,129)
Proceeds from (purchases of) assets held for sale and leaseback, net	(12,688)	6,669
Proceeds from the sale of company-operated restaurants	21,964	49,588
Collections on notes receivable	9,669	19,062
Disbursements for loans to franchisees	(3,977)	(6,661)
Acquisitions of franchise-operated restaurants	(39,195)	(21,477)
Other	244	43
Cash flows used in investing activities	(64,592)	(26,905)

Cash flows from financing activities:
Borrowings on revolving credit facility	333,020	396,000
Repayments of borrowings on revolving credit facility	(308,324)	(349,000)
Principal repayments on debt	(10,662)	(5,731)
Debt issuance costs	(741)	(989)
Proceeds from issuance of common stock	2,015	3,376
Repurchases of common stock	(6,901)	(75,000)
Excess tax benefits from share-based compensation arrangements	287	640
Change in book overdraft	(13,806)	(20,130)
Cash flows used in financing activities	(5,112)	(50,834)

Net increase (decrease) in cash and cash equivalents	(116)	4,105
Cash and cash equivalents at beginning of period	11,424	10,607
Cash and cash equivalents at end of period	$11,308	$14,712

JACK IN THE BOX INC. AND SUBSIDIARIES SUPPLEMENTAL INFORMATION (Unaudited)

The following table presents certain income and expense items included in the company’s condensed consolidated statements of earnings as a percentage of total revenues, unless otherwise indicated. Percentages may not add due to rounding.

	Quarter		Year-to-Date
	April 15,	April 17,	April 15,	April 17,
	2012	2011	2012	2011
Revenues:
Company restaurant sales	57.4%	63.6%	56.5%	64.8%
Distribution sales	27.7%	24.0%	28.9%	22.9%
Franchise revenues	14.9%	12.4%	14.6%	12.3%
Total revenues	100.0%	100.0%	100.0%	100.0%

Operating costs and expenses, net:
Company restaurant costs:
Food and packaging (1)	32.6%	33.4%	33.1%	32.9%
Payroll and employee benefits (1)	29.3%	30.5%	29.5%	30.7%
Occupancy and other (1)	22.5%	23.8%	23.0%	24.0%
Total company restaurant costs (1)	84.5%	87.7%	85.6%	87.5%
Distribution costs (1)	100.0%	100.4%	100.0%	100.4%
Franchise costs (1)	50.2%	50.1%	51.8%	48.5%
Selling, general and administrative expenses	10.8%	10.4%	10.4%	10.2%
Impairment and other charges, net	1.0%	0.9%	0.8%	0.7%
Gains on the sale of company-operated restaurants	(2.8%)	(0.2%)	(1.3%)	(2.5%)
Earnings from operations	7.4%	2.8%	5.3%	5.9%

Income tax rate (2)	34.1%	32.8%	34.2%	34.8%

(1) As a percentage of the related sales and/or revenues.
(2) As a percentage of earnings before income taxes.

The following table summarizes the year-to-date changes in the number of Jack in the Box and Qdoba company and franchise restaurants:

	April 15, 2012			April 17, 2011
	Company	Franchise	Total	Company	Franchise	Total
Jack in the Box:
Beginning of year	629	1,592	2,221	956	1,250	2,206
New	9	14	23	7	9	16
Refranchised	(37)	37	-	(114)	114	-
Closed	-	(2)	(2)	(1)	(1)	(2)
End of period	601	1,641	2,242	848	1,372	2,220
% of system	27%	73%	100%	38%	62%	100%
Qdoba:
Beginning of year	245	338	583	188	337	525
New	8	15	23	11	19	30
Acquired from franchisees	36	(36)	-	22	(22)	-
Closed	-	(1)	(1)	-	(6)	(6)
End of period	289	316	605	221	328	549
% of system	48%	52%	100%	40%	60%	100%

Consolidated:
Total system	890	1,957	2,847	1,069	1,700	2,769
% of system	31%	69%	100%	39%	61%	100%

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, 858-571-2407
or
Media Contact:
Brian Luscomb, 858-571-2291